CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of IceWEB, Inc., SEC File No. 333-183917, and the related prospectuses, of our audit report dated January 13, 2014 on the consolidated balance sheets of IceWEB, Inc. and Subsidiaries as of September 30, 2013 and 2012 and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended September 30, 2013, which is included in Amendment No. 1 of the Annual Report on Form 10-K of IceWEB, Inc. for the year ended September 30, 2013. We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/ D’Arelli Pruzansky, P.A.

Certified Public Accountants

Boca Raton, Florida

January 30 , 2014